EXHIBIT 4.3

                      SECOND AMENDMENT TO RIGHTS AGREEMENT


      AMENDMENT NO. 2 dated as of October 6, 1999, to the Rights Agreement dated as of October 6, 1989, as amended by Amendment No. 1 thereto dated October 4, 1990, between Justin Industries, Inc. a Texas corporation (the "Company"), and The Bank of New York, as successor Rights Agent (the "Rights Agent").

      WHEREAS, the Company and Team Bank, the predecessor rights agent, entered into the Rights Agreement dated as of October 6, 1989 (the "Rights Agreement");

      WHEREAS, The Bank of New York has been appointed successor Rights Agent by the Company;

      WHEREAS, the Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement dated as of October 4, 1990; and

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent deem it desirable to amend the Rights Agreement further as set forth herein;

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, the parties hereto hereby agree as follows:

     1. The capitalized terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.

     2. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

          "(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent in New York, New York, together with payment of the Purchase Price for each Common Share (or other securities or property, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on October 6, 2004 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") or (iii) the time at which such Rights are exchanged (the "Exchange Date") as provided in Section 24 hereof."

     3. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be duly executed as of the day and year first above written.

                             JUSTIN INDUSTRIES, INC.


                              By:
                              Name: Richard J. Savitz
                              Title: Senior Vice President and
                                     Chief Financial Officer


                              THE BANK OF NEW YORK


                              By:
                              Name:  James N. Dimino
                              Title:    Vice President